1000 East Hanes Mill Road
Winston-Salem, NC 27105

Exhibit 10.4
PERSONAL & CONFIDENTIAL

August 15, 2020

Ms. Kristin Oliver
XXXXXX
XXXXXX

Dear Kristin,
Congratulations! This letter is to confirm the details of the offer you have discussed with Steve Bratspies, Chief Executive Officer of Hanesbrands Inc. Hanesbrands is excited about the prospect of you joining Hanesbrands as Chief Human Resources Officer, reporting to Mr. Bratspies.

Your employment start date is anticipated to be September 8, 2020, or such other date as is mutually agreed upon.

Following are the specific details of the offer.

Base Salary:

Your annual gross base salary will be $575,000, which is $47,916 monthly, paid in arrears at the end of each month.

Annual Bonus:

You will be eligible for participation in the Annual Incentive Plan with a target bonus opportunity of 75% (maximum bonus potential of 150%) of your annual base salary, based upon achievement of financial and key performance indicators approved by the Compensation Committee of the Board each year, and subject to the provisions of the Company’s Annual Incentive Plan. The plan year for the Company’s incentive plan is the fiscal year, with an expected payment distribution in February/March following the plan year.

Your 2020 bonus will be prorated from your date of hire.

Long-Term Incentive Program (LTIP):

You will be eligible to participate in the Company’s Long-Term Incentive Program, subject to Compensation Committee discretion from year to year. Equity grants are currently delivered as 50% time-based and 50% performance-based awards. The performance-based award is expected to be delivered at Target with a potential of two times Target based on achievement of applicable Company performance metrics. You will initially qualify for awards with an equivalent value of $750,000 on the date of grant.

The time-based award is expected to vest ratably over a three year timeframe, one-third on each anniversary of the award, and the performance-based award is expected to vest three years after the grant date. Both types of grants are subject to the terms of the program.

Your 2020 LTIP awards will be prorated from your date of hire and will be granted in a manner intended to qualify as an inducement award under New York Stock Exchange (“NYSE”) listing standards.

Inducement Award

Effective as of your employment start date, the Compensation Committee intends to grant you an inducement award of restricted stock, also intended to qualify under NYSE listing standards. You will be granted restricted stock with a value of $200,000, based on the closing price of a share of the Company’s stock on your employment start date. The shares will vest ratably over a period of two years, one-half on each anniversary of the grant date.

In addition, we will provide you with an additional cash award of up to $160,000 that you must repay in the event (and only if) you are no longer employed by Hanesbrands for any reason (other than involuntary termination not for Cause (as defined in any of our compensation-related agreements), death or permanent disability) on December 31, 2023. The cash award will be paid within thirty (30) days after your execution of an award agreement.

Benefit Plans:

Effective as of your date of employment, you will be eligible for a Company-provided benefits package at the same level as other executive officers. An Executive Benefits Summary is enclosed for your review.

Relocation/Housing:

You will be eligible for relocation benefits, as outlined in the enclosed Employee Relocation Summary, including:

•Home sale assistance.
•Home finding assistance (realtor) and certain closing costs.
•Transportation of household goods.
•The following payments upon receipt of an executed Repayment Agreement:
◦A one-time cash lump sum of $9,000 to cover expenses associated with house finding trips for you and your family, return home trips while in temporary living, and car rental while in temporary living, payable upon the initiation of relocation.
◦A one-time lump sum of $6,000, grossed up for applicable taxes, to cover incidental expenses associated with relocating you and your family, payable after employment starts.
The relocation benefits can be extended beyond the timelines outlined in the Employee Relocation Summary by mutual agreement between you and the Company; however, it is the Company’s expectation that your employment location and residence will be in the same city as the Company’s global headquarters.

Retirement Savings Plan:

You are eligible to participate in the Retirement Savings Plan (“RSP”) or 401(k). You will be automatically enrolled in the RSP at a 4% pre-tax contribution level. You have the option to change your contribution at any time. You may contribute 1% - 50% of your cash compensation (base and bonus) on a pre-tax basis. Our current Plan provides a dollar for dollar match up to the first 4% of eligible pay, which is fully vested after two years of employment, and also provides a discretionary annual Company contribution of up to 4% of eligible pay, which vests ratably 20% annually and is fully vested after five years of employment.

Vacation:

You will be eligible for five weeks of vacation on a calendar year basis; however, four (4) days should be reserved for our winter break between Christmas and New Year’s Day. Your vacation will be prorated from your date of hire.

Reimbursement of Business Expenses:

You will be provided a Company credit card through Mastercard for Company related business and travel related expenses.

Severance/Change in Control:

I will also send you a copy of a Severance/Change in Control Agreement. This agreement is used with executive officers and provides various protections to you for termination from employment and a change in control of the Company.

Contingency:

This offer is contingent upon the successful completion of the pre-employment drug screen and a background check, which will include the consideration of employment references.
We are very excited to have you join the Hanesbrands organization.

If you have any questions on this offer, please call Joia Johnson, Chief Administrative Officer at XXXXXXXXXX. For details on benefits matters, feel free to call Annamarie D’Souza, Chief Talent and Compensation Officer, at XXXXXXXXXX.

Sincerely,

/s/ Stephen B. Bratspies
Chief Executive Officer
Hanesbrands Inc.

I accept this offer: X Yes No

Signature:

/s/ Kristin Oliver                         8/15/2020            9/8/2020                Kristin Oliver                  Date                Start Date